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                                                                   EXHIBIT 10.27


[FLEET LOGO]                                         Mail Stop: NY EH 30902L
                                                     1185 Avenue of the Americas
     Commercial Banking                              New York, NY 10036

March 4, 2003

Movado Group, Inc.
650 From Road
Paramus, NJ 07652

Dear Sir or Madam:

We are pleased to advise you that Fleet National Bank, (the "Bank") hereby agrees to consider requests from Movado Group, Inc. (the "Company") from time to time, for short-term loans ("Loans") and documentary letters of credit for the importation of merchandise inventory ("Letters of Credit"). Please be advised that any extension of credit will be available at the sole discretion of the Bank subject to the following terms and conditions:

Loan and Letters of Credit Requests: Each request for a Loan and/or Letter of Credit will be, at the Bank's option, reviewed by the Bank and an independent credit analysis and assessment will be made each time a request is received. As you know, however, the Bank shall be under no obligation whatsoever to make any loan or issue any Letter or Credit or otherwise extend credit to the Company. The Bank may respond to any request for a Loan or Letter of Credit for a stated amount with a Loan or Letter of Credit for a different amount, date or maturity, or may decline to respond entirely.

Maximum Amount of Loans and Letters of Credit: The aggregate amount of Loans and Letters of Credit at any time outstanding shall not exceed $10,000,000 and the maximum amount of Letters of Credit at any time outstanding shall not exceed $1,000,000.

Expiration and Maturity Date: Requests for extensions of credit must be made on or before June 19, 2003. All Loans will be payable on the earlier of demand by the Bank (which shall be in the sole and absolute discretion of the Bank) and June 19, 2003. All Letters of Credit shall expire no later than 180 days from issuance.

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A FleetBoston Financial Company

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Interest Rate:  Loans shall bear interest, at the Company's election, at a rate per annum equal to either (i) a fluctuating rate equal to the Prime Rate, or
(ii) such other fixed rate as may be agreed upon between the Company and the Bank for an interest period which is also then agreed upon (a Loan bearing interest at this rate is sometimes called an "Agreed Rate Loan"). The term "Prime Rate" shall be as defined in the attached promissory note (the "Note"), which Note shall evidence all Loans. Interest shall be payable monthly in arrears based on a 360-day year and, for Agreed Rate Loans, on the last day of the applicable Interest Period.

Letter of Credit Fees: Letters of Credit shall be issued at the Bank's standard fees and charges in effect from time to time therefor.

Additional provisions:

The Company shall not grant a security interest in, pledge, assign or otherwise encumber any of its accounts receivable.

All obligations of the Company owing to the Bank shall continue to be unconditionally guaranteed by all active domestic subsidiaries of the Company (collectively, the "Guarantors") pursuant to the Bank's standard form of guarantee (collectively, the "Guarantees").

The Company shall continue to provide the following to the Bank:

- The consolidated and consolidating balance sheet for the Company and its subsidiaries, consolidated and consolidating statement of income and consolidated statement of cash flow: (i) audited and certified without qualification by accountants satisfactory to the Bank, within 120 days of fiscal year end and (ii) certified by the Company's chief financial officer, within 75 days of the last day of each fiscal quarter.

-  Notices of defaults.

- Accounts receivable aging reports and such additional information relating thereto as is currently reported.

- Such other statements and reports as shall be reasonably requested by the Bank.

This letter agreement replaces, supersedes, amends and restates in its entirety the letter agreement from the Bank to the Company dated June 20, 2002.

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If the terms of this letter are acceptable to you, please indicate your acceptance by signing and returning the enclosed copy of this letter and documentation to the Bank on or before March 11, 2003. This letter shall be unenforceable against the Bank unless so signed and returned on or before such date.

Please contact us if you have any questions. We look forward to continuing our relationship.

                                        Very truly yours,

                                        FLEET NATIONAL BANK

                                        By: /s/ John C. Auth
                                            -----------------------------------
                                            Name: John C. Auth
                                            Title: Vice President

ACCEPTED AND AGREED
ON MARCH 7, 2003

MOVADO GROUP, INC.

By: /s/ Frank V. Kimick
    -------------------------------
    Name: Frank V. Kimick
    Title: VP & Treasurer

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Each of the guarantors indicated below hereby consents to this letter agreement and reaffirms its continuing liability under its respective guarantees in respect of the above letter agreement and all the documents, instruments and agreements executed pursuant thereto or in connection therewith, without offset, defense or counterclaim (any such offset, defense or counterclaim as may exist being hereby irrevocably waived by each such guarantor).

                                SWISSAM INC.,
                                a New Jersey Corporation

                                By: /s/ Frank V. Kimick
                                    -------------------------------------------
                                    Name: Frank V. Kimick
                                    Title: VP & Treasurer

                                MOVADO LLC
                                a Delaware Corporation

                                By: Movado Group Delaware Holdings Corporation
                                    Sole Member

                                By: /s/ Timothy F. Michno
                                    -------------------------------------------
                                    Name: Timothy F. Michno
                                    Title: President

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